Exhibit 99.1

Montpelier announces Two Year extension of Taylor Service Agreement

Appoints new President and Deputy Chairman

HAMILTON, Bermuda–(BUSINESS WIRE)–Montpelier Re Holdings Ltd. today announced that as part of the Company’s succession plan the Board of Directors has approved the entry into a new Service Agreement between the Company and Chairman and Chief Executive Officer Anthony Taylor, effective January 1, 2008.

In addition, the Board has approved two executive officer appointments linked to the extension of Mr. Taylor’s Service Agreement, each effective January 1, 2008.

Christopher L. Harris, the Company’s Chief Underwriting and Risk Officer, will assume the role of President of the Company. Thomas G.S. Busher, a Director and the Company’s Chief Operating Officer, will step up to the role of Deputy Chairman. In both cases the appointments are in addition to their existing responsibilities.

Mr. Taylor’s new Service Agreement, which is for two years but may be extended by agreement, makes provision for him to relinquish the role of Chief Executive Officer on or after June 30, 2008. At such time he will step up to the role of Executive Chairman.

John Shettle, Lead Director, said, “The Board is delighted to have secured Tony’s services for at least another two years in the most senior position in the Company. And in Chris and Tom we have two long-standing and experienced executives who have demonstrated their ability to establish and achieve the Company’s strategic goals”.

In advance of Mr. Taylor becoming Executive Chairman, the Company will provide further details of the Succession Plan.

About Montpelier Re

Through our operations in Bermuda, the US and Europe, the Montpelier Group provides customized, innovative, and timely reinsurance and insurance solutions to the global market. For further information about Montpelier Re, please visit our website at www.montpelierre.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier Re may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of Montpelier’s new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007 which we have filed with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Montpelier Re Holdings Ltd.

Investors:

William Pollett, 441-297-9576

SVP & Treasurer

or

Media:

Jeannine Klein Menzies, 441-297-9570

Corporate Affairs Manager